Exhibit 10.28

June 20,2007

John C. Morris

Dear Hans,

We are pleased to offer you the opportunity to join Visa as President of Visa Inc. You will report to me and will receive an annual base salary of $750,000.00. Your salary will be paid in accordance with Visa’s regular payroll schedule.

In addition, you will be eligible for an annual performance bonus with respect to the term of your employment. Your target annual fiscal year performance bonus will be 150% of base salary earned by you, with a maximum award of 250% of target. Your actual annual performance bonus can exceed or fall below this range based upon your and Visa’s performance. Our 2007 bonus plan fiscal year began October 1, 2006. Therefore, you will be guaranteed a bonus of no less than $843,750 for this plan year, based upon 75% of your bonus target. Annual bonus payouts are scheduled to be paid on or about mid-November 2007.

You will also be eligible for a long-term performance bonus with respect to the term of your employment. Your target long-term performance bonus will be $6,000,000.00, which will consist of a special one-time award of $2,000,000.00 and an ongoing long-term performance bonus in the amount of $4,000,000.00. Your actual long-term performance bonus will be determined each year based on my evaluation of your performance and as approved by the Compensation Committee of the Visa Inc. Board of Directors. With respect to any pre-lPO long-term performance bonus awarded to you, the Transition Governance Council (“TGC”) will recommend to the Visa Inc. Board of Directors that your long-term performance bonus be converted into, and payable in, shares of Visa Inc. common stock, based on the fair market value of such stock on the conversion date, in accordance with the most recent pre-conversion proxy statement, and such bonus will be so paid if so approved by the Visa inc. Board of Directors in its discretion. If the TGC or Visa Inc. Board of Directors in their discretion determine not convert the bonus into stock, any long-term performance bonus for which you may have earned will be payable in cash.

Within 30 days after your commencement of employment with Visa (such commencement date, the “Commencement Date”), you will receive an advance of a signing bonus equal to $2,500,000.00 (less applicable deductions and withholdings). Although this amount is being advanced to you, this signing bonus will be earned by you as follows: 25% will be earned on each of the first, second, third and fourth anniversaries of the Commencement Date, provided that you are an employee in good standing of Visa as of each such anniversary date. If you resign or are terminated for “Cause” (as defined herein), you will promptly return to Visa an amount equal to the percentage of such signing bonus set forth below adjacent to the date on which termination occurs:

Visa

Post Office Box 8999

San Francisco, CA 94128-8999

Phone 650-432 3200

Termination Date	Percentage of Signing Bonus to be Repaid
Before 1st Anniversary of Commencement Date	100%
On or after 1st Anniversary of Commencement Date, but before 2nd Anniversary of Commencement Date	75%
On or after 2nd Anniversary of Commencement Date, but before 3rd Anniversary of Commencement Date	50%
On or after 3rd Anniversary of Commencement Date, but before 4th Anniversary of Commencement Date	25%
On or after 4th Anniversary of Commencement Date	0%

“Cause” shall be interpreted to include the following: continued failure to perform your duties after being provided thirty (30) days notice of same (other than on account of a medically-determined incapacity which renders you unable to regularly perform usual duties); committing fraud, misappropriation or embezzlement in the performance of duties; conviction of a felony; disclosure of confidential information in violation of Visa’s written policies; or engaging in conduct that is material and injurious to Visa.

Notwithstanding the foregoing, nothing in the above paragraphs relating to the signing bonus is intended to or does alter the at will status of your employment as provided for herein.

You will be eligible for indemnification and coverage under the Directors’ and Officers’ insurance policies on the same terms and conditions as other senior executives of Visa.

If you are terminated for any reason other than Cause, you will be eligible for Visa’s standard severance, as adopted by the TGC in December, 2006. This includes 18 months of: (a) your base salary; (b) your performance bonus at target; and (c) your long-term compensation. Any long-term compensation previously awarded to you would continue to vest over the severance period. Visa would continue to provide benefits to you and your eligible family members during the severance period. The Visa Inc. Board of Directors may choose to revise this plan. If it does so, you will be eligible to participate in any senior executive plan the Board might adopt.

To assist you with your transition to the Bay Area, we will provide temporary living expenses for up to six months for you and your family. We will also provide you with 50 roundtrip tickets to use during the one year period following the commencement of your employment, Business Class, between San Francisco and the east coast. These trips can be used by you, your spouse, or your children.

This offer is subject to your successfully completing Visa’s background and security checks, and your execution Visa’s standard employment documents, including the Proprietary Information Agreement. If you commence work before the background and security checks are completed, your continued employment will be subject to Visa’s satisfaction with these background and security checks. Additionally, based on requirements of the Immigration Reform and Control Act of 1986, your employment is contingent upon your providing proof of Identity and your eligibility to work in the U.S. on forms provided by the U.S. Department of Justice within three days of your date of hire.

You agree that the following is your employment agreement effective upon being hired by Visa: You acknowledge that your employment with Visa is not for a specified period of time and can be terminated at will by either Visa or you at any time, with or without notice. You acknowledge that no oral or written statements or representations of any kind regarding your employment can alter this at will relationship. You understand that the foregoing agreement concerning your employment at-will status is the sole and entire agreement between Visa and you concerning the duration of your employment and the circumstances under which your employment may be terminated.

If you accept this offer of employment from Visa, please sign and return the acceptance and proprietary agreements as soon as possible. We must receive these documents before your anticipated start date.

Sincerely,

/s/ Elizabeth L. Buse
On behalf of Joe Saunders
6/25/07

Joseph Saunders
Chairman and Chief Executive Officer, Visa Inc.

ACCEPTED AND AGREED:

/s/ John C. Morris
John C. Morris
Date: 6/26/07